Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
C4 Therapeutics, Inc.:

We consent to the use of our reports dated February 24, 2022, with respect to the consolidated financial statements of C4 Therapeutics, Inc., and the effectiveness of internal control over financial reporting, included herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

February 24, 2022